Exhibit 2.1

The following describes our issued share capital, highlights certain differences in corporate law in Canada and the United States and summarizes certain material provisions of our articles of incorporation and bylaws. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of incorporation and by-laws, which are included as an exhibit to our Annual Report on Form 20-F. All references to the “we,” “our,” or “us” refer to Liminal BioSciences Inc.

Description of Share Capital

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series, each with no par value. The following is a summary of certain material attributes and characteristics of our share capital.

Common Shares

The holders common shares are entitled to one vote per common share at all meetings of the shareholders, and are entitled to receive dividends, as may be declared from time to time by our board of directors. In the event of the voluntary (or involuntary) liquidation, dissolution, winding-up or other distribution of our assets, the holders of common shares are entitled to receive our remaining property, subject to the preference right of the holders of preferred shares, if any.

The Rights Plans

Our board of directors and shareholders have also adopted rights plans with respect to our common shares. The Shareholder Rights Plan and the Spin-Off Shareholder Rights Plan, or, together, the Rights Plans, were originally approved by our shareholders on May 3, 2006 for an initial three-year period. The first renewal of the Rights Plans, as amended and restated on March 30, 2009, was approved by our shareholders on May 6, 2009 for an additional three-year period. The second renewal of the Rights Plans, as amended and restated on March 14, 2012, was approved by our shareholders on May 9, 2012, for an additional three-year period. The third renewal of the Rights Plans, as amended and restated on March 25, 2015, was approved by our shareholders on May 13, 2015, for an additional three-year period.

Rights plans adopted by Canadian public companies show a continuing evolution. Our board of directors determined in 2018 that it would be appropriate to make certain amendments to reflect the changes to the take-over bid regime which came into force on May 9, 2016 under Canadian securities legislation, or the Legislative Amendments, as well as other amendments aimed at maintaining the validity of the Rights Plans for the next three years. Changes have also been made in order, among other things, to conform to best Canadian corporate practices and address institutional investor guidelines. On May 9, 2018, our shareholders approved the fourth renewal of the Rights Plans, as amended and restated on March 22, 2018, for an additional three-year period.

The Legislative Amendments, among other things, lengthen the minimum bid period to 105 days (from the previous 35 days), require that all non-exempt take-over bids meet a tender requirement of more than 50% of the outstanding securities held by Independent Shareholders, and require a 10 day extension after the minimum tender requirement is met. Regarding the minimum bid period, a target issuer will have the ability to voluntarily reduce the period to not less than 35 days. Additionally, the minimum bid period may be reduced due to the existence of certain competing take-over bids or alternative change in control transactions.

The recent Legislative Amendments address some of the concerns that rights plans were originally designed to address, particularly as they relate to providing our board of directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a take-over is made for us. However, the recent Legislative Amendments do not address the risk of a “creeping bid” (where a person may acquire a controlling position in a company in reliance on exemptions from the take-over bid rules, without having to make a takeover bid to all shareholders and without having to pay a control premium). Our board of directors continues to believe that a rights plan is still in our best interests to provide protection against certain actions that could result in unequal treatment of shareholders under Canadian securities laws, including the following: (i) a person could acquire effective control of us under one or more private agreements at a premium to the market price, resulting in a change of control transaction without the payment of a premium to all shareholders, (ii) a person could slowly accumulate common shares through stock exchange acquisitions over time, resulting in an acquisition of effective control without payment of fair value for control, (iii) a person seeking to acquire control of us could enter into agreements with shareholders who, together with the acquiror, hold more than 20% of our outstanding common shares, irrevocably committing such holders to tender their common shares to a take-over bid, the effect of which would be to significantly hamper, if not terminate, any reasonable prospect for our board of directors to run a value enhancing auction process, and (iv) it may be possible for a person to engage in transactions outside of Canada without regard to the take-over bid protections of Canadian securities laws. The Rights Plans encourages a potential bidder to proceed either by way of a Permitted Bid (as described below), which requires the take-over to satisfy certain minimum standards designed to promote fairness, or with the concurrence of our board of directors.

Shareholder Rights Plan

Issue of rights

Under the Shareholder Rights Plan, one right, or Right, was issued and attached to each outstanding common share, subject to the limitations set forth in the Shareholder Rights Plan. The Rights are not exercisable until the Separation Time (as defined below).

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding common shares. An Acquiring Person does not, however, include us or any subsidiary of ours, or any person that becomes the beneficial owner of 20% or more of our common shares as a result of certain exempt transactions. Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) are not Acquiring Persons, provided that they are not making, or are not part of a group making, a take-over bid.

Rights exercise privilege

The acquisition by any person of 20% or more of our common shares, other than by way of a takeover bid permitted by the Shareholder Rights Plan, or a Permitted Bid, or pursuant to another exemption available under the Shareholder Rights Plan, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person and any person acting jointly or in concert with the Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Trading Days after the occurrence of the Flip-in Event: (i) the Rights will become exercisable; (ii) the Rights will separate from our common shares; and (iii) each Right shall constitute the right for the holder thereof, other than an Acquiring Person and any person acting jointly or in concert with the Acquiring Person, to purchase from us that number of common shares having an aggregate market price on the date of occurrence of such Flip-in Event equal to twice the Exercise Price (as described in the following paragraph), for an amount equal in cash to the Exercise Price, subject to certain anti-dilution adjustments, in effect providing for a 50% discount relative to the Market Price. For example, if on the date of occurrence of the Flip-in Event, the market price of a common share is $10, the Exercise Price would be $50 and a holder of a Right would be entitled to purchase ten common shares (twice the Exercise Price divided by the Market Price, or (2 x $50) ÷ $10 = 10 common shares) for an aggregate exercise price of $50.

The Rights will also separate from our common shares and will be exercisable ten trading days, or the Separation Time, after a person has commenced, or announced its intention to commence a take-over bid, to acquire 20% or more of our common shares, other than by an acquisition pursuant to a Permitted Bid or pursuant to another exemption available under the Shareholder Rights Plan. The Exercise Price is an aggregate dollar amount equal to the market price of our common shares, determined as at the Separation Time, multiplied by five. For example, if as at the Separation Time, the market price per common share is $10, the Exercise Price would be $50.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from our common shares, reported earnings per common share on a diluted or non-diluted basis may be affected. holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may incur substantial dilution of their shareholdings.

Prior to the Separation Time, the Rights will be evidenced either by a legend imprinted on certificates for common shares or by book entry notation. Prior to the Separation Time, Rights will not be transferable separately from the attached common shares. From and after the Separation Time, the Rights may be evidenced by Rights certificates or in book entry form, and will be transferable and tradable separately from our common shares.

Permitted Bids and Competing Permitted Bids

The requirements for a Permitted Bid include the following:

i)	the take-over bid must be made by way of a take-over bid circular;
ii)	the take-over bid must be made to all registered holders of our common shares, other than the offeror;
iii)

the take-over bid must be outstanding for a minimum period of 105 days, or such shorter minimum period as provided for in National Instrument 62-104, and common shares tendered pursuant to the take-over bid;

iv)

may not be taken up prior to the expiry of the 105-day period (or applicable shorter period) and then only if, at such time, more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) have been tendered to the take-over bid and not withdrawn; and

v)

if more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) are tendered to the take-over bid within the 105-day period (or applicable shorter period), the bidder must make a public announcement of that fact and the takeover bid must remain open for deposits of our common shares for an additional ten days from the date of such announcement.

The Shareholder Rights Plan provides that a competing Permitted Bid, or a Competing Permitted Bid, made while a Permitted Bid is in existence will not trigger a Flip-in-Event. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that no common shares can be taken up prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open pursuant to National Instrument 62-104 after the date of the take-over bid constituting the Competing Permitted Bid.

Lock-up agreements

A bidder may enter into lock-up agreements, or Permitted Lock-up Agreements, with our shareholders, or Locked-up Persons, whereby such Locked-up Persons agree to tender their common shares to the take-over bid, or the Lock-up Bid, without a Flip-in Event occurring. More specifically, a person will not be deemed to beneficially own any common share because the common share has been agreed to be tendered pursuant to a Permitted Lock-up Agreement until the earlier of the tendered share being taken up or paid for. Any Permitted Lockup Agreement must allow the Locked-up Person to withdraw his or her common shares to tender to another take-over bid or to support another transaction (i) at a price per common share that exceeds the price per common share offered under the Lock-up Bid, or (ii) at an offering price that exceeds the Lock-up Bid offering price by a specified minimum amount not exceeding 7% of the Lock-up Bid offering price. A Permitted Lock-up Agreement may nevertheless contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction, so long as such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw common shares in sufficient time to tender to another take-over bid or to support another transaction.

Copies of Permitted Lock-up Agreements must be made available to us and to the public. Furthermore, all Permitted Lock-up Agreements must also provide that, if a Locked-up Person fails to deposit or tender his or her common shares to the Lock-up Bid, or withdraws common shares previously tendered to the Lockup Bid in order to deposit such common shares to another take-over bid or to support another transaction, no break-up fees or other penalties can be required of such Locked-up Person where such penalties, in the aggregate, exceed the greater of (i) 2.5% of the price or value payable under the Lock-up Bid to the Locked-up Person and (ii) 50% of the amount by which the price or value payable to the Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid.

Waiver and redemption

Subject to the approval of holders of our common shares, our board of directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, and upon prior written notice delivered to the Rights Agent, that would occur by reason of an acquisition of common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of our common shares (or otherwise as outlined in the paragraph below), waive the application of the Shareholder Rights Plan to such Flip-in Event. In the event that our board of directors proposes such a waiver, our board of directors shall postpone the Separation Time to a date subsequent to and not more than ten business days following the meeting of shareholders called to approve such waiver.

Our board of directors may also, prior to the occurrence of a Flip-In Event, waive the application of the Shareholder Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of our common shares. In such event, our board of directors shall also be deemed to have waived the application of the Shareholder Rights Plan to any other Flip-In Event occurring as a result of any other take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of common shares prior to the expiry of any take-over bid for which the Shareholder Rights Plan has been waived or deemed to have been waived.

Our board of directors may also waive the application of the Shareholder Rights Plan to a Flip-in Event, if our board of directors has determined that a person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person, and that Acquiring Person has reduced its beneficial ownership of common shares (or has entered into a contractual arrangement with us, acceptable to our board of directors, to do so within 30 days or such earlier or later date as determined by our board of directors ) such that at the time the waiver becomes effective it is no longer an Acquiring Person, and in the event of such waiver, the Flip-in Event will be deemed to have never occurred.

All other waivers require approval of the holders of our common shares, or holders of Rights if after the Separation Time.

Subject to the approval of holders of our common shares or Rights, as applicable, our board of directors may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at $0.00001 per Right, appropriately adjusted for anti-dilution as set out in the Shareholder Rights Plan.

Supplements and amendments

We may from time to time supplement or amend the Shareholder Rights Plan without the approval of any holders of Rights or our common shares to correct any clerical or typographical error, or to maintain the validity or effectiveness of the Shareholder Rights Plan as a result of a change in any applicable legislation or regulations or rules thereunder. Any amendments made by us as a result of a change in any applicable legislation or regulations or rules thereunder shall be submitted to the holders of our common shares or Rights holders, as applicable, for ratification not later than on the date of the next meeting of shareholders.

Subject to the approval of holders of our common shares or Rights, as applicable, we may also, at any time, supplement or amend the Shareholder Rights Plan for any other purpose (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

Expiration time

The Shareholder Rights Plan will remain in force until the new Expiration Time, being the earlier of the Termination Time (the time at which the right to exercise Rights (as defined below) terminates pursuant to the Rights Plan) and the close of business on the date of our annual meeting of shareholders to be held in 2021.

Effect on duties of our board of directors

The Shareholder Rights Plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith keeping in mind the best interests of us and our shareholders. Our board of directors will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate if and when a take-over bid is made for us, whether it constitutes a Permitted Bid or not.

Rights Agent

Computershare Trust Company of Canada.

Rightholder not a Shareholder

Until a Right is exercised, the holder thereof as such will have no rights as a shareholder of ours.

The Spin-Off Shareholder Rights Plan

Issue of rights

Under the Spin-Off Shareholder Rights Plan, one right, or Right, was issued and attached to each outstanding common share, subject to the limitations set forth in the Spin-Off Shareholder Rights Plan. The Rights are not exercisable until the Separation Time (as defined below).

Acquiring Person

An Acquiring Person is a person that beneficially owns 20% or more of the outstanding common shares. An Acquiring Person does not, however, include us or any subsidiary of ours, or any person that becomes the beneficial owner of 20% or more of our common shares as a result of certain exempt transactions. Investment managers (for client accounts), trust companies and pension funds (acting in their capacity as trustees and administrators) are not Acquiring Persons, provided that they are not making, or are not part of a group making, a take-over bid.

Rights exercise privilege

The acquisition by any person of 20% or more of our common shares, other than by way of a takeover bid permitted by the Spin-Off Shareholder Rights Plan, or a Permitted Bid, or pursuant to another exemption available under the Spin-off Shareholder Rights Plan, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person and any person acting jointly or in concert with the Acquiring Person will become void upon the occurrence of a Flip-in Event. Ten Trading Days after the occurrence of the Flip-in Event: (i) the Rights will become exercisable; (ii) the Rights will separate from our common shares; and (iii) each Right shall constitute the right for the holder thereof, other than an Acquiring Person and any person acting jointly or in concert with the Acquiring Person, to purchase from us a unit comprised of one Class A common share of PBI, one Class A common share of PBP and one share of common stock of PBT for an Exercise Price (as defined in the Spin-Off Shareholder Rights Plan) equal to $0.00001, unless the application of the Spin-Off Shareholder Rights Plan is waived by our board of directors, where applicable.

The Rights will also separate from our common shares and will be exercisable ten trading days, or the Separation Time, after a person has commenced, or announced its intention to commence a take-over bid, to acquire 20% or more of our common shares, other than by an acquisition pursuant to a Permitted Bid or pursuant to another exemption available under the Spin-Off Shareholder Rights Plan. The Exercise Price is an aggregate dollar amount equal to the market price of our common shares, determined as at the Separation Time, multiplied by five. For example, if as at the Separation Time, the market price per common share is $10, the Exercise Price would be $50.

The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from our common shares, reported earnings per common share on a diluted or non-diluted basis may be affected. holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may incur substantial dilution of their shareholdings.

Prior to the Separation Time, the Rights will be evidenced either by a legend imprinted on certificates for common shares or by book entry notation. Prior to the Separation Time, Rights will not be transferable separately from the attached common shares. From and after the Separation Time, the Rights may be evidenced by Rights certificates or in book entry form, and will be transferable and tradable separately from our common shares.

Permitted Bids and Competing Permitted Bids

The requirements for a Permitted Bid include the following:

i)	the take-over bid must be made by way of a take-over bid circular;
ii)	the take-over bid must be made to all registered holders of our common shares, other than the offeror;
iii)

the take-over bid must be outstanding for a minimum period of 105 days, or such shorter minimum period as provided for in National Instrument 62-104, and common shares tendered pursuant to the take-over bid;

iv)

may not be taken up prior to the expiry of the 105-day period (or applicable shorter period) and then only if, at such time, more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) have been tendered to the take-over bid and not withdrawn; and

v)

if more than 50% of our common shares (other than those owned by the bidder on the date of the takeover bid) are tendered to the take-over bid within the 105-day period (or applicable shorter period), the bidder must make a public announcement of that fact and the takeover bid must remain open for deposits of our common shares for an additional ten days from the date of such announcement.

The Spin-Off Shareholder Rights Plan provides that a competing Permitted Bid, or a Competing Permitted Bid, made while a Permitted Bid is in existence will not trigger a Flip-in-Event. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid, except that no common shares can be taken up prior to the close of business on the last day of the minimum initial deposit period that such take-over bid must remain open pursuant to National Instrument 62-104 after the date of the take-over bid constituting the Competing Permitted Bid.

Lock-up agreements

A bidder may enter into lock-up agreements, or Permitted Lock-up Agreements, with our shareholders, or Locked-up Persons, whereby such Locked-up Persons agree to tender their common shares to the take-over bid, or the Lock-up Bid, without a Flip-in Event occurring. More specifically, a person will not be deemed to beneficially own any common share because the common share has been agreed to be tendered pursuant to a Permitted Lock-up Agreement until the earlier of the tendered share being taken up or paid for. Any Permitted Lockup Agreement must allow the Locked-up Person to withdraw his or her common shares to tender to another take-over bid or to support another transaction (i) at a price per common share that exceeds the price per common share offered under the Lock-up Bid, or (ii) at an offering price that exceeds the Lock-up Bid offering price by a specified minimum amount not exceeding 7% of the Lock-up Bid offering price. A Permitted Lock-up Agreement may nevertheless contain a right of first refusal or require a period of delay to give a bidder an opportunity to match a higher price in another transaction, so long as such limitation does not preclude the exercise by the Locked-up Person of the right to withdraw common shares in sufficient time to tender to another take-over bid or to support another transaction.

Copies of Permitted Lock-up Agreements must be made available to us and to the public. Furthermore, all Permitted Lock-up Agreements must also provide that, if a Locked-up Person fails to deposit or tender his or her common shares to the Lock-up Bid, or withdraws common shares previously tendered to the Lockup Bid in order to deposit such common shares to another take-over bid or to support another transaction, no break-up fees or other penalties can be required of such Locked-up Person where such penalties, in the aggregate, exceed the greater of (i) 2.5% of the price or value payable under the Lock-up Bid to the Locked-up Person and (ii) 50% of the amount by which the price or value payable to the Locked-up Person under another take-over bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid.

Waiver and redemption

Subject to the approval of holders of our common shares, our board of directors, acting in good faith, may at any time prior to the occurrence of a Flip-in Event, and upon prior written notice delivered to the Rights Agent, that would occur by reason of an acquisition of common shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of our common shares (or otherwise as outlined in the paragraph below), waive the application of the Spin-Off Shareholder Rights Plan to such Flip-in Event. In the event that our board of directors proposes such a waiver, our board of directors shall postpone the Separation Time to a date subsequent to and not more than ten business days following the meeting of shareholders called to approve such waiver.

Our board of directors may also, prior to the occurrence of a Flip-In Event, waive the application of the Spin-Off Shareholder Rights Plan to a particular Flip-In Event which would occur as a result of a take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of our common shares. In such event, our board of directors shall also be deemed to have waived the application of the Spin-Off Shareholder Rights Plan to any other Flip-In Event occurring as a result of any other take-over bid made under a circular prepared in accordance with applicable securities legislation to all holders of common shares prior to the expiry of any take-over bid for which the Spin-Off Shareholder Rights Plan has been waived or deemed to have been waived.

Our board of directors may also waive the application of the Spin-Off  Shareholder Rights Plan to a Flip-in Event, if our board of directors has determined that a person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person, and that Acquiring Person has reduced its beneficial ownership of common shares (or has entered into a contractual arrangement with us, acceptable to our board of directors, to do so within 30 days or such earlier or later date as determined by our board of directors ) such that at the time the waiver becomes effective it is no longer an Acquiring Person, and in the event of such waiver, the Flip-in Event will be deemed to have never occurred.

All other waivers require approval of the holders of our common shares, or holders of Rights if after the Separation Time.

Subject to the approval of holders of our common shares or Rights, as applicable, our board of directors may, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at $0.00001 per Right, appropriately adjusted for anti-dilution as set out in the Spin-Off Shareholder Rights Plan.

Supplements and amendments

We may from time to time supplement or amend the Spin-Off Shareholder Rights Plan without the approval of any holders of Rights or our common shares to correct any clerical or typographical error, or to maintain the validity or effectiveness of the Spin-Off Shareholder Rights Plan as a result of a change in any applicable legislation or regulations or rules thereunder. Any amendments made by us as a result of a change in any applicable legislation or regulations or rules thereunder shall be submitted to the holders of our common shares or Rights holders, as applicable, for ratification not later than on the date of the next meeting of shareholders.

Subject to the approval of holders of our common shares or Rights, as applicable, we may also, at any time, supplement or amend the Spin-Off Shareholder Rights Plan for any other purpose (whether or not such action would materially adversely affect the interests of the holders of Rights generally).

Expiration time

The Spin-Off Shareholder Rights Plan will remain in force until the new Expiration Time, being the earlier of the Termination Time (the time at which the right to exercise Rights (as defined below) terminates pursuant to the Rights Plan) and the close of business on the date of our annual meeting of shareholders to be held in 2021.

Effect on duties of our board of directors

The Spin-Off Shareholder Rights Plan does not detract from or lessen the duty of our board of directors to act honestly and in good faith keeping in mind the best interests of us and our shareholders. Our board of directors will continue to have the duty and power to take such actions and make such recommendations to shareholders as are considered appropriate if and when a take-over bid is made for us, whether it constitutes a Permitted Bid or not.

Rights Agent

Computershare Trust Company of Canada.

Rightholder not a Shareholder

Until a Right is exercised, the holder thereof as such will have no rights as a shareholder of ours.

The foregoing summaries of the Rights Plans, which summaries are qualified in their entirety by reference to the terms of the Rights Plans. The text of the Rights Plan can be found at www.sedar.com or is available upon request, free of charge, from our Corporate Secretary or from Computershare Trust Company of Canada at the following addresses:

Liminal BioSciences Inc. 440 Armand-Frappier Blvd., Suite 300 Laval, Québec, H7V 4B4	Computershare Trust Company of Canada 1500 Robert-Bourassa Boulevard, 7th Floor Montreal, Québec H3A 3S8

Preferred Shares

We may issue preferred shares in one or more series, each series to consist of such number of shares as determined by our directors, which may also fix the designation, rights, restrictions, conditions and limitations to be attached to the preferred shares of each series.

The holders of preferred shares, if any, do not have any voting rights for the election of directors or for any other purpose, nor are they entitled to attend meetings of the shareholders, except as to any amendment to the rights, privileges, restrictions and conditions attached to the preferred shares, which amendment must be approved by at least 2/3 of the votes cast at a meeting of the holders of preferred shares called for that purpose.

The holders of preferred shares are entitled to dividends, and have preference over the other classes of shares (including common shares) with respect to payment of dividends.

In the event of liquidation, dissolution or winding up of us or other distribution of our assets, the holders of preferred shares are entitled to receive in preference to the holders of any other classes of shares: (i) an amount equal to the amount paid up on such shares, together with, in the case of cumulative dividends, all unpaid cumulative dividends and, in the case of non-cumulative dividends, all declared and unpaid non-cumulative dividends, and (ii) if the liquidation, dissolution, winding-up or distribution is voluntary, an additional amount equal to the premium, if any, that would have been payable on the redemption of the preferred shares.

The preferred shares are redeemable or may be purchased for cancellation by us at such times and at such prices and upon such conditions as may be specified in the rights, privileges, restrictions and conditions attached to the relevant series.

Significant Differences in Corporate Law

We are governed by the Canadian Business Corporations Act (“CBCA”). Significant differences between the CBCA and the Delaware General Corporate Law (“DGCL”), which governs companies incorporated in the State of Delaware, include the following. This summary is qualified in its entirety by reference to the DGCL, the CBCA (and the regulations thereunder) and our governing corporate instruments.

Number and Election of Directors

Delaware	Canada

Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.

Under the CBCA, the board of directors must consist of at least three members, at least two of whom shall not be officers or employees of the corporation or its affiliates, so long as Liminal remains a "distributing corporation" for purposes of the CBCA, which includes a corporation whose securities are listed on a recognized stock exchange, in or outside Canada, such as the Toronto Stock Exchange or the NASDAQ Stock Exchange. Under the CBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required. Our articles of incorporation also provide that the directors may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Director Qualifications

Delaware	Canada

Delaware law does not have director residency requirements comparable to those of the CBCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Under the CBCA, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the CBCA to become, act or continue to act as a director. The CBCA provides that the following persons are disqualified from being a director of a corporation: (i) a person who is less than 18 years of age; (ii) a person who is of unsound mind and has been so found by a court in Canada or elsewhere; (iii) a person who is not an individual; and (iv) a person who has the status of a bankrupt. Further, the CBCA provides that at least 25% of the directors of the company must be resident Canadians, or at least one of the directors if the company has less than four directors.

Vacancies on the Board of Directors

Delaware	Canada

Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the CBCA, vacancies that exist on the board of directors may be filled by the board of directors if the remaining directors constitute a quorum, unless the vacancy results from an increase in the number or in the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles, in which case, or if the remaining directors do not constitute a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Transactions with Directors and Officers

Delaware	Canada

Delaware	Canada

The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

The CBCA requires that a director or officer of a corporation who is: (i) a party to a contract or transaction or proposed contract or transaction with the corporation; or (ii) a director or an officer, a person acting in a similar capacity, of a party to a contract or transaction or proposed contract or transaction, or (iii) has a material interest in, any person who is a party to a contract or transaction or proposed contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors (or committees of directors) the nature and extent of his or her interest. An interested director is prohibited from attending the part of the meeting during which the contract or transaction is discussed and is prohibited from voting on a resolution to approve the contract or transaction except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director, a contract or transaction for indemnification or liability insurance of the director, or a contract or transaction with an affiliate of the corporation.

If a director or officer does not disclose his or her interest in accordance with the CBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested contrary to the CBCA, the corporation or a shareholder may ask the court to set aside the contract or transaction and to require the director or officer to account to the corporation for any profit or gain realized on it by the director or officer or the associates of the director or officer, and to remit the profit or gain to the corporation, according to the conditions the court sees fit. However, if a director or officer has disclosed his or her interest in accordance with the CBCA and the contract or transaction was reasonable and fair to the corporation at the time it was approved by the directors, the director or officer is not accountable to the corporation or its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is not invalid by reason only of the interest of the director or officer or that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction.

The CBCA further provides that even if a director or officer does not disclose his or her interest in accordance with the CBCA, or (in the case of a director) votes in respect of a resolution on a contract or transaction in which he or she is interested, if the director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to the corporation at the time it was approved, the director or officer is not accountable to the corporation or to its shareholders for any profit or gain realized from the contract or transaction and the contract or transaction is not invalid by reason only of the director’s or officer’s interest therein, if the contract or transaction has been confirmed or approved by the shareholders by special resolution, on the basis of disclosure in a manner sufficient to indicate the nature of the interest.

Limitation on Liability of Directors

Delaware	Canada

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability: (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The CBCA does not permit the limitation of a director's liability as the DGCL does. However, the CBCA provides that the corporation may indemnify directors and ofﬁcers against liabilities incurred in the course of their duties and may purchase and maintain insurance against any liability incurred by the individual in their capacity as a director or ofﬁcer.

A director may also limit his liability by having his dissent entered into the minutes in respect of a decision or, by resigning from the board.

Call and Notice of Stockholder Meetings

Delaware	Canada

Delaware	Canada

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Under the CBCA, written notice of the shareholders must be given to each shareholder entitled to vote at the meeting not less than twenty-one nor more than sixty days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting (our bylaws provide that written notice must be sent to each shareholder entitled to vote at the meeting not less than twenty-one nor more than fifty days before the date of the meeting). Notice of a meeting of shareholders at which special business is to be transacted must state (a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and (b) the text of any special resolution to be submitted to the meeting.

Under the CBCA, an annual meeting of shareholders must be held no later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation's preceding financial year. Under the CBCA, the directors of a corporation may call a special meeting at any time. A corporation may apply to the court for an order extending the time for calling an annual meeting.

In addition, holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Stockholder Action by Written Consent

Delaware	Canada
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation	Under the CBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Stockholder Nominations and Proposals

Delaware	Canada
Not applicable.

Under the CBCA, a shareholder entitled to vote at a shareholders' meeting may submit a shareholder proposal relating to matters which the shareholder wishes to propose and discuss at a shareholders' meeting and, subject to certain exceptions, such shareholder's compliance with the prescribed time periods and other requirements of the CBCA pertaining to shareholder proposals, the corporation is required to include such proposal in the information circular pertaining to the meeting for which it solicits proxies. Notice of such a proposal must be provided to the corporation at least 90 days before the anniversary date of the last annual shareholders' meeting.

In addition, the CBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than five percent of the shares or five percent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented.

Amendment of Governing Instrument

Delaware	Canada

Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Amendment of Bylaws. Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.

Amendment of Articles. Under the CBCA, amendments to the articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.

Amendment of Bylaws. Under the CBCA, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation and they must submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Votes on Mergers, Consolidations and Sales of Assets

Delaware	Canada

The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

Under the CBCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of the property of a corporation if as a result of such alienation the corporation would be unable to retain a significant part of its business activities, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by “special resolution” of the shareholders.

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve the extraordinary corporate action is also required to be approved by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Dissenter's Rights of Appraisal

Delaware	Canada

Delaware	Canada

Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the CBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of that class of shares, (iii) an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business, (vi) the going out of a going-private or a squeeze-out transaction, (vii) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement, (viii) certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless otherwise authorized by the court. The CBCA provides these dissent rights for both listed and unlisted shares.

Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interests.

Oppression Remedy

Delaware	Canada
The DGCL does not provide for a similar remedy.

The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any securityholder, creditor, director or officer of the corporation if an application is made to a court by an “applicant”. An “applicant” with respect to a corporation means any of the following: (i) a present or former registered holder or beneficiary owner of securities of the corporation or any of its affiliates; (ii) a present or former officer or director of the corporation or any of its affiliates; (iii) the Director of Corporation Canada; and (iv) any other person who in the discretion of the court has the interest to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim costs, including legal fees and disbursements, of an applicant seeking an oppression remedy, but the applicant may be held accountable for interim costs on final disposition of the complaint.

Shareholder Derivative Action

Delaware	Canada

Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation.

The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.

Under the CBCA, a complainant may apply to a Canadian court for leave to bring an action in the name of, and on behalf of, the corporation or its subsidiary, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the corporation or on behalf of its subsidiary. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that: (i) the complainant has given the required notice to the directors of the corporation or of the subsidiary, as applicable, of the shareholder's intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; (iii) it appears to be in the best interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

Anti-Takeover and Ownership Provisions

Delaware	Canada

Delaware	Canada

Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested stockholder, for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, assets sales and other similar transactions with an interested stockholder.

The CBCA provides rules regarding take-over bids, i.e., an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all the shares of a class of issued shares, including an offer made by a distribution corporation to repurchase all of the shares or a class of its shares, granting shareholders a right of dissent and the right to demand payment of the fair value of their shares. The CBCA provides that if, within 120 days after the date of a take-over bid made to shareholders of a corporation, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the bid relates, the offeror is entitled to acquire (on the same terms on which the offeror acquired shares under the take-over bid) the shares held by those holders of shares of that class who did not accept the take-over bid. If a shareholder who did not accept the take-over bid (a dissenting offeree) does not receive an offeror’s notice, with respect to a compulsory acquisition (as described in the preceding sentence), that shareholder may require the offeror to acquire those shares on the same terms under which the offeror acquired (or will acquire) the shares owned by the shareholders who accepted the take-over bid.

Further, rules and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, or Multilateral Instrument 61-101, contain requirements in connection with, among other things, ‘related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

Under Multilateral Instrument 61-101, the term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to security holders in connection with related party transaction including related to the valuation. Multilateral Instrument 61-101 also required, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders of the issuer, other than the related parties, approve the transaction by a simple majority of the votes cast.

Multilateral Instrument 62-104 provides that a take-over bid is triggered when a person makes “an offer to acquire voting securities or equity securities of a class made to one or more persons … where the securities subject to the offer to acquire, together with the offeror's securities, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire..." When a take-over bid is triggered, an offeror must comply with certain requirements. These include, among other things, making the offer of identical consideration to all holders of the class of security that is the subject of the bid; making a public announcement of the bid in a newspaper; and sending out a bid circular to security holders which explains the terms and conditions of the bid. Directors of an issuer whose securities are the subject of a take-over bid are required to evaluate the proposed bid and circulate a directors' circular indicating whether they recommend to accept or reject the bid or are not making a recommendation regarding the bid. Strict timelines must be adhered to.

Multilateral Instrument 62-104 further requires that whenever a person acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into voting or equity securities of any class of a reporting issuer that, together with the person's securities of that class, would constitute 10% or more of the outstanding securities of that class, the person must file a press release announcing that fact and file an "early warning report" with applicable Canadian securities regulators. An additional news release and report must be filed at each instance the person acquires an additional 2% or more of the outstanding securities or securities convertible into 2% or more of the outstanding securities.

An "issuer bid" is defined in Multilateral Instrument 62-104 to be "an offer to acquire or redeem securities of an issuer made by the issuer to one or more persons." Similar requirements to a takeover bid exist for issuer bids. Multilateral Instrument 62-104 also contains a number of exemptions to the take-over bid and issuer bid requirements.

Other Important Provisions in our Articles of Incorporation and By-Laws

The following is a summary of certain important provisions of our articles of incorporation, as amended and our bylaws, as amended. Please note that this is only a summary, is not intended to be exhaustive and is qualified in its entirety by reference to our articles of incorporation and bylaws. For further information, please refer to the full version of our articles of incorporation and bylaws, available on request to our Corporate Secretary at our principal business office and are posted on our website at www.liminalbiosciences.com as well as on SEDAR website at www.sedar.com.

Objects and Purposes of the Company

Our articles of incorporation do not contain and are not required to contain a description of our objects and purposes. There is no restriction contained in our articles of incorporation on the business that we may carry on.

General Borrowing By-Law

Pursuant to our bylaw no. 2 relating to the borrowing powers of our directors, our board of directors may: (i) borrow money upon our credit in such amounts and on such terms as may be deemed expedient by obtaining loans or advances or by way of overdraft or otherwise; (ii) issue debentures or other securities; (iii) sell, pledge or hypothecate debentures or other securities in such amounts as may be deemed expedient; (iv) mortgage, hypothecate, give as security or as guaranty, any or all real property, whether movable or immovable, as well as other rights and undertakings, present or future, of the company, to secure any debenture or other assets, present or future, of the company or for the repayment of all or any money borrowed or to be borrowed or other obligations or liabilities, present or future, of the company.

Advance Notice Bylaw

Pursuant to our bylaw no. 3 relating to the advance notice of nominations of directors, which we refer to as the Advance Notice Bylaw, shareholders seeking to nominate candidates for election as directors other than pursuant to a proposal or requisition of shareholders made in accordance with the provisions of the CBCA, must provide timely written notice to our Corporate Secretary. To be timely, a shareholder's notice must be received (i) in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the shareholder must be received not later than the close of business on the 10th day following the date of such public announcement; and (ii) in the case of a special meeting (which is not also an annual meeting) of shareholders called for any purpose which includes the election of directors to the board of directors, not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made. The Advance Notice Bylaw also prescribes the proper written form for a shareholder's notice.

Share Rights

See the discussion in the section of this exhibit entitled “Description of Share Capital” for a summary of our authorized capital and the rights attached to our common shares and preferred shares.

Quorum

Under our bylaws, the quorum for the transaction of business at a meeting of our board of directors is a majority of the number of directors or the minimum number of directors required by our articles of incorporation or by a resolution of the shareholders.

Under our bylaws, the quorum for the transaction of business at a meeting of our shareholders is the holders present in person or by proxy and holding in aggregate not less than 20% of our issued shares entitled to vote at such meeting.

Impediments to Change of Control

Our articles of incorporation do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

Other Canadian Law Considerations

Ownership and Exchange Controls

Competition Act

Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation establishes a pre-merger notification regime for certain types of merger transactions that exceed certain statutory shareholding and financial thresholds. Transactions that are subject to notification cannot be closed until the required materials are filed and the applicable statutory waiting period has expired or been waived by the Commissioner of Competition, or the Commissioner. Further, the Competition Act (Canada) permits the Commissioner to review any acquisition of control over or of a significant interest in us, whether or not it is subject to mandatory notification. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if it would, or would be likely to, substantially prevent or lessen competition in any market in Canada.

Investment Canada Act

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the Government of Canada of an investment to establish a new Canadian business by a non-Canadian or of the acquisition by a non-Canadian of “control” of a “Canadian business”, all as defined in the Investment Canada Act. Generally, the threshold for advance review and approval will be higher in monetary terms for a member of the World Trade Organization. The Investment Canada Act generally prohibits the implementation of such a reviewable transaction unless, after review, the relevant minister is satisfied that the investment is likely to be of net benefit to Canada.

The Investment Canada Act contains various rules to determine if there has been an acquisition of control. For example, for purposes of determining whether an investor has acquired control of a corporation by acquiring shares, the following general rules apply, subject to certain exceptions. The acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation. The acquisition of less than a majority but one-third or more of the voting shares of a corporation is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

In addition, under the Investment Canada Act, national security review on a discretionary basis may also be undertaken by the federal government in respect of a much broader range of investments by a non-Canadian to “acquire, in whole or in part, or to establish an entity carrying on all or any part of its operations in Canada, with the relevant test being whether such an investment by a non-Canadian could be “injurious to national security.” The Minister of Industry has broad discretion to determine whether an investor is a non-Canadian and therefore may be subject to national security review. Review on national security grounds is at the discretion of the federal government and may occur on a pre- or post-closing basis.

Any of these provisions may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our shareholders. We cannot predict whether investors will find our company and our common shares less attractive because we are governed by foreign laws.

Registration Rights

On April 23, 2019, we entered into a registration rights agreement with Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in connection with the Private Placement. Pursuant to the registration rights agreement, we agreed to use our commercially reasonable efforts to have a registration statement registering the common shares purchased by Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in the Private Placement declared effective. We also agreed, among other things, to cause such registration statement to remain effective and to assist Consonance Capital Master Account L.P. and P Consonance Opportunities Ltd. with offerings of such securities. See “Certain Relationships and Related Party Transactions-Private Placement” for additional information regarding the Private Placement. On March 17, 2020, we amended the registration rights agreement to provide that we will use reasonable best efforts to have this registration statement declared effective by the SEC.

In addition, if we propose to register (including, for this purpose, a registration effected by us for shareholders other than Consonance Capital Master Account LP and P Consonance Opportunities Ltd.) any of our securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a rights offering or pursuant to a registration statement on Form S-4, F-4 or S-8), we are obligated, at such time, to promptly give each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. notice of such registration. Upon the request of each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. given within ten days after such notice is given by us, we are obligated, subject to underwriter requirements, to use commercially reasonable efforts to cause to be registered all of the registrable securities that each such holder has requested to be included in such registration. We have the right to terminate or withdraw any registration initiated by us before the effectiveness of such registration, whether or not any such holder has elected to include registrable securities in such registration. The expenses of such withdrawn registration will be borne by us.

We have also agreed, among other things, to indemnify each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. from certain liabilities and to bear all fees and expenses incident to the registration of our common shares purchased by each of Consonance Capital Master Account LP and P Consonance Opportunities Ltd. in the Private Placement, including fees, charges and disbursements of counsel to Consonance Capital Master Account LP and P Consonance Opportunities Ltd.